Exhibit 8.2

KPMG LLP	Telephone 973 467 9650
New Jersey Headquarters	Fax 973 467 7930
51 John F. Kennedy Parkway	Internet www.us.kpmg.com
Short Hills, NJ 07078

February 11, 2014

Boards of Directors

Investors Bancorp, MHC

Investors Bancorp, Inc.

New Investors Bancorp, Inc.

101 John F. Kennedy Parkway

Short Hills, New Jersey 07078

Members of the Boards of Directors:

You have requested the opinion of KPMG LLP (“KPMG”) as to the New Jersey Corporation Business Tax (“CBT”) and New Jersey Gross Income Tax (“GIT”) (together, the “New Jersey Tax”) consequences of the conversion of Investors Bancorp, MHC, from a New Jersey chartered mutual holding company to a Delaware chartered stock holding company (all steps in such reorganization are collectively referred to herein as the “Conversion”) pursuant to the “Plan of Conversion and Reorganization of Investors Bancorp, MHC, Investors Bancorp, Inc. and Investors Bank” dated December 17, 2013 (the “Plan”). Any advice or other information in this opinion letter is for the sole benefit of Investors Bancorp, MHC, and its affiliates (including Investors Bancorp, Inc.; New Investors Bancorp, Inc.; Investors Bank; and any other subsidiaries of Investors Bancorp, MHC) and may not be relied upon by any other person or organization unless otherwise consented to in this letter. KPMG accepts no responsibility or liability in respect of this letter to any person or organization other than Investors Bancorp, MHC.

In rendering our opinion, and based on the express instructions of Investors Bancorp, MHC (the “Mutual Holding Company”); New Investors Bancorp, Inc., a to-be-formed Delaware chartered holding company with the power to issue stock (the “Holding Company”); Investors Bancorp, Inc., a Delaware holding company (the “Mid-Tier Holding Company”); and Investors Bank, a New Jersey chartered savings bank (the “Bank”), we are relying on the attached opinion1 (“Federal Opinion”) of Luse Gorman Pomerenk & Schick, PC (“Special Legal Counsel”), dated February 11, 2014, for all matters regarding federal income taxes. The opinions contained in this letter are based on the facts, assumptions, and representations you made to Special Legal Counsel and in conformity with your signed Officers’ Certificate dated February 11, 2014 (“Officers’ Certificate”). You represented to Special Legal Counsel that you have provided them with all facts and circumstances that you know or have reason to know are pertinent to this opinion letter. Per your instructions to KPMG, the opinions herein are based on the facts you have provided to us, assumptions you have instructed us to make (if any), and representations

[1]	We have independently concluded that the U.S. federal, state, or local tax treatment satisfies the relevant minimum standard for the service to be provided by KPMG.

KPMG LLP is a Delaware limited liability partnership, the U.S.

member firm of KPMG International Cooperative, a Swiss entity.

Board of Directors

Investors Bancorp, MHC

New Jersey Tax Opinion

February 11, 2014

you have made as set forth below and in the Officers’ Certificate. In the Officers’ Certificate, you made certain representations to us and have affirmed the accuracy, completeness, and reasonableness of these representations at all times relevant to the Conversion described herein. Although we have not independently verified those representations, we believe that the representations are reasonable based on, for example, our discussions with representatives of the Mutual Holding Company and the Bank, documents we have reviewed, and our knowledge of the Mutual Holding Company’s business. You have authorized us to rely on these representations in rendering the opinions contained herein. If any of the facts, assumptions, or representations set forth in the Federal Opinion or the Officers’ Certificate, is not entirely complete or accurate, it is imperative that we be informed immediately in writing, as the incompleteness or inaccuracy could cause us to change our opinions.

You have represented that the parties to the Conversion will act in accordance to the Plan. In addition, you have instructed us to assume that all transactions and steps have taken place in the order and exactly as described in the Plan. The Plan is hereby incorporated by reference to this opinion. Capitalized terms used but not defined in this opinion have the same meaning as in the Federal Opinion, and the Plan, unless otherwise stated.

Any advice in this opinion letter is limited to the conclusions specifically set forth herein under the heading Opinions, below. The level of our opinion (“more likely than not,” “should,” or “will”) with respect to each matter addressed is set forth in the Opinions section of this letter. In various other sections of this letter, for ease of understanding and as a stylistic matter, we might use language (such as “will” or “should”) that could suggest that we reached a conclusion on an issue at a standard different from the standards set forth in the Opinions section of this letter. Such language should not be so construed. Our conclusions on any issue discussed in this opinion letter do not exceed the standard or standards set forth below in the Opinions section of this letter.

This opinion is a “limited scope” reliance opinion within the meaning of section 10.35(c)(3)(v) of Circular 230. In accordance with our agreement, this opinion is limited to one or more tax issues addressed in the opinion. Additional issues may exist that could affect the tax treatment of the transaction or matter that is the subject of the opinion. The opinion does not consider or provide a conclusion with respect to any additional issues. With respect to any significant New Jersey or federal tax issues outside the limited scope of the opinion, the opinion is not intended or written by KPMG to be used, and cannot be used, by a client or any other person or entity for the purpose of avoiding penalties that may be imposed on any taxpayer. This opinion also is not to be used by a client or any other person or entity in promoting, marketing, or recommending to another party any tax-related matters addressed herein.

Board of Directors

Investors Bancorp, MHC

New Jersey Tax Opinion

February 11, 2014

FACTS

The facts as set forth in the Federal Opinion, and the Plan, and as we understand them to be, are as follows:

The Bank is a New Jersey chartered savings bank that was originally established in 1926 as a New Jersey chartered mutual savings and loan association. The Bank conducts business primarily from its headquarters located in Short Hills, New Jersey and branch offices located in New Jersey and New York. The Bank converted its charter to a mutual savings bank in 1992 and became the wholly-owned subsidiary of the Mid-Tier Holding Company in 1997 when the Bank reorganized into the two-tiered mutual holding company structure. The Mid-Tier Holding Company is a Delaware corporation that owns all of the outstanding shares of common stock of the Bank. On October 11, 2005, the Mid-Tier Holding Company completed its initial public stock offering selling 51,627,094 shares, or 44.40% of its outstanding common stock, to subscribers in the stock offering, including 4,254,072 shares purchased by the Investors Bank Employee Stock Ownership Plan. Upon completion of the initial public offering, the Mutual Holding Company held 64,844,373 shares, or 54.94% of the Mid-Tier Holding Company’s outstanding common stock. Additionally, the Mid-Tier Holding Company issued 1,548,813 shares, or 1.33% of its outstanding common stock, to its charitable foundation.

The Mutual Holding Company is a mutual holding company with no capital stock or direct owners. Rather, depositors of the Bank have the same interests in the assets of the Mutual Holding Company as they had in the Bank. Under New Jersey law, the depositors of the Bank have a right to share in any surplus remaining upon liquidation of the Mutual Holding Company after the payment of all liabilities, claims and deposits. Depositors of the Bank have no voting rights with respect to the Mutual Holding Company, except for the right to vote on the Conversion.

The Board of Directors of the Mutual Holding Company, Mid-Tier Holding Company and the Bank adopted the Plan providing for the conversion of the Mutual Holding Company from the mutual to the capital stock form of organization. As part of the Conversion, the Holding Company will succeed to all the rights and obligations of the Mutual Holding Company and the Mid-Tier Holding Company, and will offer shares of Holding Company Common Stock to the Bank’s depositors and members of the general public (the “Offering”).

Pursuant to the Plan, the Conversion will be effected as follows, in such order as is necessary to consummate the Conversion:

1.	The Mid-Tier Holding Company will organize the Holding Company as a first-tier subsidiary.

Board of Directors

Investors Bancorp, MHC

New Jersey Tax Opinion

February 11, 2014

2.	The Mutual Holding Company will merge with and into the Mid-Tier Holding Company with the Mid-Tier Holding Company as the resulting entity (the “MHC Merger”), whereby the shares of Mid-Tier Holding Company held by the Mutual Holding Company will be cancelled and Eligible Account Holders will constructively receive liquidation interests in the Mid-Tier Holding Company in exchange for their ownership interests in the Mutual Holding Company.

3.	Immediately after the MHC Merger, the Mid-Tier Holding Company will merge with and into the Holding Company (the “Mid-Tier Merger”), with the Holding Company as the resulting entity. As part of the Mid-Tier Merger, the liquidation interests in the Mid-Tier Holding Company constructively received by Eligible Account Holders will automatically, without further action on the part of the holders thereof, be exchanged for interests in the Liquidation Account and the Minority Shares will automatically, without further action on the part of the holders thereof, be converted into and become the right to receive Holding Company Common Stock based on the Exchange Ratio.

4.	Immediately after the Mid-Tier Merger, the Holding Company will offer for sale Holding Company Common Stock in the Offering.

5.	The Holding Company will contribute at least 50% of the net proceeds of the Offering to the Bank.

Following the Conversion, a Liquidation Account will be maintained by the Holding Company for the benefit of Eligible Account Holders who continue to maintain their deposit accounts with the Bank. Pursuant to Section 19 of the Plan, the Liquidation Account will be equal to the product of (a) the percentage of the outstanding shares of the common stock of the Mid-Tier Holding Company owned by the Mutual Holding Company prior to the completion of the Conversion (before any upward adjustment to reflect the market value of Mutual Holding Company assets other than common stock of the Mid-Tier Holding Company), multiplied by (b) the Mid-Tier Holding Company’s total stockholders’ equity as reflected in the latest statement of financial condition contained in the final Prospectus utilized in the Conversion, plus the value of the net assets of the Mutual Holding Company as reflected in the latest statement of financial condition of the Mutual Holding Company prior to the effective date of the Conversion (excluding its ownership of Mid-Tier Holding Company common stock). The terms of the Liquidation Account are described in Section 19 of the Plan.

Board of Directors

Investors Bancorp, MHC

New Jersey Tax Opinion

February 11, 2014

As part of the Conversion, all of the then-outstanding shares of Mid-Tier Holding Company common stock owned by Minority Stockholders will be converted into and become shares of Holding Company Common Stock pursuant to the Exchange Ratio. The Exchange Ratio ensures that after the Conversion, Minority Stockholders will own in the aggregate the same percentage of Holding Company Common Stock as they held in Mid-Tier Holding Company common stock immediately prior to the Conversion, exclusive of Minority Stockholders’ purchases of additional shares of Holding Company Common Stock in the Offering and receipt of cash in lieu of fractional shares, and prior to any adjustment for assets held by the Mutual Holding Company (other than shares of stock in the Mid-Tier Holding Company). As part of the Conversion, additional shares of Holding Company Common Stock will be offered for sale on a priority basis to depositors and to members of the public in the Offering.

As a result of the Conversion and Offering, the Holding Company will be a publicly-held corporation, will register the Holding Company Common Stock under Section 12(b) of the Securities Exchange Act of 1934, as amended, and will become subject to the rules and regulations thereunder and file periodic reports and proxy statements with the SEC. The Bank will become a wholly owned subsidiary of the Holding Company and will continue to carry on its business and activities as conducted immediately prior to the Conversion.

The stockholders of the Holding Company will be the former Minority Stockholders of the Mid-Tier Holding Company immediately prior to the Conversion, plus those persons who purchase shares of Holding Company Common Stock in the Offering. Nontransferable rights to subscribe for the Holding Company Common Stock have been granted, in order of priority, to Eligible Account Holders, the Bank’s tax-qualified employee plans (“Employee Plans”), and certain depositors of the Bank as of the Voting Record Date (“Other Depositors”). Subscription rights are nontransferable. The Holding Company may also offer shares of Holding Company Common Stock not subscribed for in the Subscription Offering to members of the general public through one or more Underwriters on a firm commitment basis.

REPRESENTATIONS

KPMG is relying on the representations in the Officers’ Certificate dated February 11, 2014, and the following representations in rendering the opinions contained herein. It is understood that KPMG has not independently verified the accuracy of any of these representations.

1.	The Mutual Holding Company, the Holding Company, the Mid-Tier Holding Company and the Bank have conducted and/or will conduct business activities in New Jersey.

Board of Directors

Investors Bancorp, MHC

New Jersey Tax Opinion

February 11, 2014

SCOPE OF OPINION

Our opinions in this letter are limited to those specifically set forth under the heading Opinions. KPMG expresses no opinion with respect to any other federal, state, local, or foreign tax matter or any non-tax, legal aspect of the transactions described in this letter. No inference should be drawn on any matter for which we have not specifically given an opinion.

In rendering our opinions, we are relying upon the relevant provisions of federal and New Jersey tax laws, the regulations promulgated pursuant to these laws, and judicial and administrative interpretations thereof — all as in effect on the date of this letter. All of the above authorities are subject to change or modification retroactively and/or prospectively, and any such changes could affect the validity or correctness of our opinions. We will not update our advice for subsequent changes or modifications to the law and regulations or to the judicial and administrative interpretations thereof, unless you separately engage us to do so in writing after such subsequent change or modification.

We have not reviewed all the documents necessary to effectuate the transactions described in this letter, and we assume that all necessary documents will be properly executed under applicable law and that all steps necessary will be taken to effectuate the transactions as required by federal, state, or local law.

Our opinion is not binding on the Internal Revenue Service (“I.R.S.”), the New Jersey Division of Taxation, any other authority, or any court, and no assurance can be given that a position contrary to that expressed in this letter will not be asserted by a tax authority and ultimately sustained by a court.

Our views as to the New Jersey Tax consequences rely upon the Federal Opinion, which we understand to conclude as follows:

1.	The MHC Merger will qualify as a tax-free reorganization within the meaning of I.R.C. § 368(a)(1)(A).

2.	The constructive exchange of the Eligible Account Holders’ ownership interests (e.g., liquidation and voting rights) in the Mutual Holding Company for liquidation interests in the Mid-Tier Holding Company in the MHC Merger will satisfy the continuity of interest requirement of Treas. Reg. § 1.368-1(b). (cf. Rev. Rul. 69-3, 1969-1 C.B. 103, and Rev. Rul. 69-646, 1969-2 C.B. 54).

3.	No gain or loss will be recognized by the Mutual Holding Company on the transfer of its assets to the Mid-Tier Holding Company and the Mid-Tier Holding Company’s

Board of Directors

Investors Bancorp, MHC

New Jersey Tax Opinion

February 11, 2014

assumption of its liabilities, if any, in constructive exchange for liquidation interests in the Mid-Tier Holding Company or on the constructive distribution of such liquidation interests to the Eligible Account Holders. (I.R.C. §§ 361(a), 361(c) and 357(a)).

4.	No gain or loss will be recognized by the Mid-Tier Holding Company upon the receipt of the assets of the Mutual Holding Company in the MHC Merger in exchange for the constructive transfer to the Eligible Account Holders of the liquidation interests in the Mid-Tier Holding Company. (I.R.C. § 1032(a)).

5.	Eligible Account Holders will recognize no gain or loss upon the constructive receipt of liquidation interests in the Mid-Tier Holding Company in exchange for their ownership interests in the Mutual Holding Company. (I.R.C. § 354(a)).

6.	The basis of the assets of Mutual Holding Company (other than stock in the Mid-Tier Holding Company) to be received by the Mid-Tier Holding Company will be the same as the basis of such assets in the Mutual Holding Company immediately prior to the transfer. (I.R.C. § 362(b)).

7.	The holding period of the assets of the Mutual Holding Company transferred to the Mid-Tier Holding Company will include the holding period of those assets in the Mutual Holding Company. (I.R.C. § 1223(2)).

8.	The Mid-Tier Merger will constitute a mere change in identity, form or place of organization within the meaning of I.R.C. § 368(a)(1)(F) and, therefore, will qualify as a tax-free reorganization within the meaning of I.R.C. § 368(a)(1)(F). (I.R.C. § 368(a)(1)(F)).

9.	The Mid-Tier Holding Company will not recognize any gain or loss on the transfer of its assets to the Holding Company and the Holding Company’s assumption of its liabilities in exchange for shares of Holding Company Common Stock or the distribution of such stock to Minority Stockholders and distribution of interests in the Liquidation Account to Eligible Account Holders. (I.R.C. § 361(a), 361(c) and 357(a)).

10.	No gain or loss will be recognized by the Holding Company upon the receipt of the assets of the Mid-Tier Holding Company in the Mid-Tier Merger. (I.R.C. § 1032(a)).

11.	The basis of the assets of the Mid-Tier Holding Company to be received by the Holding Company will be the same as the basis of such assets in the Mid-Tier Holding Company immediately prior to the transfer. (I.R.C. § 362(b)).

Board of Directors

Investors Bancorp, MHC

New Jersey Tax Opinion

February 11, 2014

12.	The holding period of the assets of the Mid-Tier Holding Company to be received by the Holding Company will include the holding period of those assets in the Mid-Tier Holding Company immediately prior to the transfer. (I.R.C. § 1223(2)).

13.	Mid-Tier Holding Company stockholders will not recognize any gain or loss upon their exchange of Mid-Tier Holding Company common stock for Holding Company Common Stock. (I.R.C. § 354).

14.	Eligible Account Holders will not recognize any gain or loss upon the exchange of their liquidation interests in Mid-Tier Holding Company which they constructively received for interests in the Liquidation Account in the Holding Company. (I.R.C. § 354).

15.	The exchange of the Eligible Account Holders’ liquidation interests in the Mid-Tier Holding Company which they constructively received in the MHC Merger for interests in a Liquidation Account established in the Holding Company will satisfy the continuity of interest requirement of Treas. Reg. § 1.368-1(b) with respect to the MHC Merger. (cf. Rev. Rul. 69-3, 1969-1 C.B. 103, and Rev. Rul. 69-646, 1969-2 C.B. 54).

16.	The payment of cash to the Minority Stockholders in lieu of fractional shares of Holding Company Common Stock will be treated as though the fractional shares were distributed as part of the Mid-Tier Merger and then redeemed by Holding Company. The cash payments will be treated as distributions in full payment for the fractional shares deemed redeemed under I.R.C. § 302(a), with the result that such stockholders will have short-term or long-term capital gain or loss to the extent that the cash they receive differs from the basis allocable to such fractional shares. (Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77-41, 1977-2 C.B. 574).

17.	It is more likely than not that the fair market value of the nontransferable subscription rights to purchase Holding Company Common Stock is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders and Other Depositors upon distribution to them of nontransferable subscription rights to purchase shares of Holding Company Common Stock. (I.R.C. § 356(a)). Eligible Account Holders and Other Depositors will not realize any taxable income as a result of their exercise of the nontransferable subscriptions rights. (Rev. Rul. 56-572, 1956-2 C.B. 182).

18.	It is more likely than not that the fair market value of the benefit provided by the possible creation of a Bank liquidation account supporting the payment of the Liquidation Account in the event the Holding Company liquidates and lacks sufficient net assets is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders upon the constructive distribution to them of such rights in a Bank liquidation account as of the effective date of the Mid-Tier Merger. (I. R. C. § 356(a)).

Board of Directors

Investors Bancorp, MHC

New Jersey Tax Opinion

February 11, 2014

19.	Each stockholder’s aggregate basis in his or her Holding Company Common Stock received in the exchange will be the same as the aggregate basis of the Mid-Tier Holding Company common stock surrendered in exchange therefore. (I.R.C. § 358(a)).

20.	Because it is more likely than not that the subscription rights have no value, it is more likely than not that the basis of the Holding Company Common Stock purchased in the Offering by the exercise of the nontransferable subscription rights will be the purchase price thereof. (I.R.C. § 1012).

21.	Each stockholder’s holding period in his or her Holding Company Common Stock received in the exchange will include the period during which the Mid-Tier Holding Company common stock surrendered was held, provided that the common stock surrendered is a capital asset in the hands of the stockholder on the date of the exchange. (I.R.C. § 1223(1)).

22.	The holding period of the Holding Company Common Stock purchased pursuant to the exercise of subscriptions rights will commence on the date on which the right to acquire such stock was exercised. (I.R.C. § 1223(5)).

23.	No gain or loss will be recognized by the Holding Company on the receipt of money in exchange for Holding Company Common Stock sold in the Offering. (I.R.C. § 1032).

Special Legal Counsel’s opinions 17 and 20 above are predicated on the representation that no person shall receive any payment, whether in money or property, in lieu of the issuance of subscription rights. Special Legal Counsel’s opinions 17, 19 and 20 above are based on the position that the subscription rights to purchase shares of Holding Company Common Stock received by Eligible Account Holders and Other Depositors have a fair market value of zero. Special Legal Counsel’s opinions understand that the subscription rights will be granted at no cost to the recipients, will be legally nontransferable and of short duration, and will provide the recipient with the right only to purchase shares of Holding Company Common Stock at the same price to be paid by members of the general public in a firm commitment underwritten offering. Special Legal Counsel’s opinions also note that the I.R.S. has not in the past concluded that subscription rights have value. In addition, Special Legal Counsel’s opinions are relying on a letter from RP Financial, LC. to the Mutual Holding Company, the Bank and the Holding Company stating RP Financial, LC.’s belief that subscription rights do not have any economic value at the time of distribution or at the time the rights are exercised in the Subscription Offering. Based on the foregoing, Special Legal Counsel believes that it is more likely than not that the nontransferable subscription rights to purchase Holding Company Common Stock have no value.

Board of Directors

Investors Bancorp, MHC

New Jersey Tax Opinion

February 11, 2014

Special Legal Counsel’s opinion under paragraph 18 above is based on the position that the benefit provided by the possible creation of a Bank liquidation account supporting the payment of the Liquidation Account in the event the Holding Company is liquidated and lacks sufficient net assets has a fair market value of zero. Special Legal Counsel’s opinion understands that: (i) no holder of an interest in a liquidation account has ever received payment attributable to such interest in a liquidation account; (ii) the interests in the Liquidation Account and the right to interests in a Bank liquidation account (to the extent created) are not transferable; (iii) the amounts due under the Liquidation Account with respect to each Eligible Account Holder will be reduced as their deposits in the Bank are reduced as described in the Plan; and (iv) the Bank liquidation account payment obligation arises only if it is created because the Holding Company is liquidated and lacks sufficient net assets to fund the Liquidation Account. Special Legal Counsel also notes that the U.S. Supreme Court in Paulsen v. Commissioner, 469 U.S. 131 (1985) stated the following:

The right to participate in the net proceeds of a solvent liquidation is also not a significant part of the value of the shares. Referring to the possibility of a solvent liquidation of a mutual savings association, this Court observed: “It stretches the imagination very far to attribute any real value to such a remote contingency, and when coupled with the fact that it represents nothing which the depositor can readily transfer, any theoretical value reduces almost to the vanishing point.” Society for the Savings v. Bowers, 349 U.S. 143, 150 (1955).

In addition, Special Legal Counsel is relying on a letter from RP Financial, LC. to Investors Bancorp, MHC stating its belief that the benefit provided by a Bank liquidation account supporting the payment of the Liquidation Account in the event the Holding Company is liquidated and lacks sufficient net assets does not have any economic value at the time of the Conversion. Based on the foregoing, Special Legal Counsel believes it is more likely than not that such rights in a Bank liquidation account have no value.

If such rights are subsequently found to have an economic value, income may be recognized by each Eligible Account Holder in the amount equal to the fair market value of their right in a Bank liquidation account in the event the Holding Company is liquidated and lacks sufficient net assets as of the effective date of the Conversion.

Board of Directors

Investors Bancorp, MHC

New Jersey Tax Opinion

February 11, 2014

OPINIONS

Based on the facts, assumptions and opinions set forth in the Federal Opinion and restated herein, as we understand them to be; the Facts and Representations detailed herein, as well as the representations contained in the Officers’ Certificate and on which the Federal Opinion relies, and subject to any conditions or limitations herein, including the Scope of the Opinion above, it is our opinion that there is a greater than 50-percent likelihood (i.e., it is more likely than not) that the tax consequences described below will prevail if challenged by the New Jersey Division of Taxation:

1.	The CBT consequences of the Conversion and Offering will conform to the federal income tax consequences of the Conversion and Offering (N.J.S.A. 54:10A-4(k), 54:10A-5(c)(1); N.J.A.C. 18:7-5.2, 18:7-5.3, 18:7-5.4(a)(1); Formal Opinion 1960 No. 2, Opinion of the Attorney General, February 10, 1960).

2.	The GIT consequences of the Conversion and Offering will conform to the federal income tax consequences of the Conversion and Offering (N.J.S.A. 54A:1-2(l)—(n), 54A:2-1, 54A:2-1.1, 54A:5-1(c)). However, pre-existing differences in the basis of assets, as a result of differences between federal income tax and GIT law, will survive (N.J.S.A. 54A:5-1.2(a)).

DISCUSSION

New Jersey Corporation Business Tax

New Jersey imposes its CBT on every non-exempt domestic or foreign corporation, including banking and financial business corporations, for the privilege of having or exercising its corporate franchise in the state, deriving receipts from sources within the state, engaging in contacts within the state, or doing business, employing or owning capital or property, or maintaining an office, in the state (N.J.S.A. 54:10A-2; 54:10A-34). Because the Mutual Holding Company, the Holding Company, the Mid-Tier Holding Company and the Bank have conducted and/or will conduct business activities in New Jersey, each corporation should be subject to CBT.

The CBT is based on a corporation’s entire net income allocable to the state (N.J.S.A. 54:10A-5(c)(1)). The starting point for computing entire net income is a corporation’s federal taxable income before the net operating loss deduction and special deductions that the taxpayer is required to report to the U.S. Treasury Department (N.J.S.A. 54:10A-4(k)). After the federal taxable income starting point, various adjustments, enumerated in N.J.S.A. 54:10A-4(k) and elsewhere, may be required to determine entire net income. However, no New Jersey provisions

Board of Directors

Investors Bancorp, MHC

New Jersey Tax Opinion

February 11, 2014

modify a taxpayer’s federal taxable income before the net operating loss deduction and special deductions with respect to the Internal Revenue Code sections implicated in the Federal Opinion (see N.J.A.C. 18:7-5.2, 18:7-5.3; see also Formal Opinion 1960 No. 2, Opinion of the Attorney General, February 10, 1960 (providing that New Jersey incorporates the Code by reference, as New Jersey entire net income is based on federal taxable income)). Further, a New Jersey regulation provides that no adjustments to federal taxable income are permitted for “gains or losses not recognized under Section 351 or similar section of the Internal Revenue Code” unless recapture or a similar provision is implicated (N.J.A.C. 18:7-5.4(a)(1)). As a result, the CBT consequences of the Conversion and the Offering should conform to the federal income tax consequences as set forth in the Federal Opinion.

New Jersey Gross Income Tax

New Jersey imposes its GIT on the New Jersey gross income, subject to the deductions, limitations and modifications provided, of resident individuals, estates and trusts (N.J.S.A. 54A:1-2(l) - (m); 54A:2-1). For a nonresident individual, estate or trust, the GIT is computed as the tax due for the taxable year as if a resident taxpayer, multiplied by a fraction, the numerator of which is the taxpayer’s income from sources within the state and the denominator of which is that taxpayer’s gross income as if such taxpayer were a resident (N.J.S.A. 54A:1-2(l) - (n); 54A:2-1.1).

New Jersey gross income is defined with reference to various categories of income, with specific exclusions for certain other categories of income (N.J.S.A. 54A:5-1; 54A:6-1 through 54A:6-31). For nonresident taxpayers, income from sources within the state also is defined by reference to such categories, but only to the extent earned, received or acquired from sources within New Jersey (N.J.S.A. 54A:5-8(a)). Of particular relevance, one of the categories included in the definition of New Jersey gross income involves “net gains or net income derived from the sale, exchange or other disposition of property, including real or personal, whether tangible or intangible as determined in accordance with the method of accounting for federal income tax purposes” (N.J.S.A. 54A:5-1(c)).

N.J.S.A. 54A:5-1(c) further provides that:

The term “net gains or net income” shall not include gains or income from transactions to the extent to which non-recognition is allowed for federal income tax purposes. The term “sale, exchange or other disposition” shall not include the exchange of stock or securities in a corporation a party to a reorganization in pursuance of a plan of reorganization, solely for stock

Board of Directors

Investors Bancorp, MHC

New Jersey Tax Opinion

February 11, 2014

or securities in such corporation or in another corporation a party to the reorganization and the transfer of property to a corporation by one or more persons solely in exchange for stock or securities in such corporation if immediately after the exchange such person or persons are in control of the corporation. For purposes of this clause, stock or securities issued for services shall not be considered as issued in return for property.

For purposes of this clause, the term “reorganization” means -

(i) A statutory merger or consolidation;

(ii) The acquisition by one corporation, in exchange solely for all or a part of its voting stock (or in exchange solely for all or a part of the voting stock of a corporation which is in control of the acquiring corporation) of stock of another corporation if, immediately after the acquisition, the acquiring corporation has control of such other corporation (whether or not such acquiring corporation had control immediately before the acquisition);

(iii) The acquisition by one corporation, in exchange solely for all or a part of its voting stock (or in exchange solely for all or a part of the voting stock of a corporation which is in control of the acquiring corporation), of substantially all of the properties of another corporation, but in determining whether the exchange is solely for stock the assumption by the acquiring corporation of a liability of the other, or the fact that property acquired is subject to a liability, shall be disregarded;

(iv) A transfer by a corporation of all or a part of its assets to another corporation if immediately after the transfer the transferor, or one or more of its shareholders (including persons who were shareholders immediately before the transfer), or any combination thereof, is in control of the corporation to which the assets are transferred;

(v) A recapitalization;

(vi) A mere change in identity, form, or place of organization however effected; or

(vii) The acquisition by one corporation, in exchange for stock of a corporation (referred to in this subclause as “controlling corporation”) which is in control of the acquiring corporation, of substantially all of the properties of another corporation which in the transaction is merged into the acquiring corporation shall not disqualify a transaction under subclause (i) if such transaction would have qualified under subclause (i) if the merger had been into the controlling corporation, and no stock of the acquiring corporation is used in the transaction;

Board of Directors

Investors Bancorp, MHC

New Jersey Tax Opinion

February 11, 2014

(viii) A transaction otherwise qualifying under subclause (i) shall not be disqualified by reason of the fact that stock of a corporation (referred to in this subclause as the “controlling corporation”) which before the merger was in control of the merged corporation is used in the transaction, if after the transaction, the corporation surviving the merger holds substantially all of its properties and of the properties of the merged corporation (other than stock of the controlling corporation distributed in the transaction); and in the transaction, former shareholders of the surviving corporation exchanged, for an amount of voting stock of the controlling corporation, an amount of stock in the surviving corporation which constitutes control of such corporation. For purposes of this clause, the term “control” means the ownership of stock possessing at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of all other classes of stock of the corporation.

For purposes of this clause, the term “a party to a reorganization” includes a corporation resulting from a reorganization, and both corporations, in the case of a reorganization resulting from the acquisition by one corporation of stock or properties of another. In the case of a reorganization qualifying under subclause (i) by reason of subclause (vii) the term “a party to a reorganization” includes the controlling corporation referred to in such subclause (vii).

Notwithstanding any provisions hereof, upon every such exchange or conversion, the taxpayer’s basis for the stock or securities received shall be the same as the taxpayer’s actual or attributed basis for the stock, securities or property surrendered in exchange therefore.

The statute articulated above specifically provides that “the term ‘net gains or net income’ shall not include gains or income from transactions to the extent to which non-recognition is allowed for federal income tax purposes” (N.J.S.A. 54A:5-1(c)). Further, the provisions of N.J.S.A. 54A:5-1(c) defining the term “reorganization” essentially mirror, in pertinent part, the meaning of “reorganization” as provided in I.R.C. §§ 368(a)(1)(A) through (F). With regards to the basis of assets for purposes of determining gain or loss under the GIT, the statute first provides that the basis of property generally should be the same as the adjusted basis for federal income tax purposes, unless specifically provided for under New Jersey law (N.J.S.A. 54A:5-1(c)). An example when New Jersey law specifically provides for a basis disparity is the nonconformity of New Jersey law to the federal income tax provisions on bonus depreciation and asset expensing

Board of Directors

Investors Bancorp, MHC

New Jersey Tax Opinion

February 11, 2014

(N.J.S.A. 54A:5-1.2(a)). In addition, the statute also provides that a taxpayer’s basis for stock or securities received in a reorganization shall be the same as the taxpayer’s actual or attributed basis for the stock, securities or property surrendered (N.J.S.A. 54A:5-1(c)).

Assuming, as articulated in the Federal Opinion, that the transactions involved in the Conversion and Offering should be considered non-recognition transactions for federal income tax purposes (including, but not limited to, reorganization transactions under I.R.C. §§ 368(a)(1)(A) and (F)), New Jersey should conform to the federal income tax treatment for purposes of determining New Jersey gross income. Further, because the basis of property for GIT purposes generally is the same as its adjusted basis for federal income tax purposes (including, but not limited to, stock or securities received in a reorganization), the basis of property involved in the Conversion and Offering generally should conform for GIT purposes to its basis for federal income tax purposes, except to the extent New Jersey law dictates otherwise (such as when nonconformity to the federal bonus depreciation and asset expensing provisions results in a basis disparity). However, a Minority Shareholder should recognize gain or loss for GIT purposes on the receipt of cash in lieu of receiving fractional shares of Holding Company Common Stock because the transaction qualifies as a “sale, exchange or other disposition of property.” The New Jersey statutes do not provide any exclusion for this transaction. The cash payments should be treated as distributions in full payment of the fractional shares.

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As noted above, in connection with the transactions described herein, the Mutual Holding Company has engaged Special Legal Counsel. In this regard, the Mutual Holding Company has requested a tax opinion from Special Legal Counsel as to the Federal income tax consequences of these transactions. The Mutual Holding Company has specifically not engaged KPMG to render any opinion regarding any tax consequence of these transactions except those that relate to the New Jersey Tax consequences and the Mutual Holding Company has instructed KPMG that for purposes of rendering its opinion regarding New Jersey Tax consequences, it should rely solely on the Federal Opinion of Special Legal Counsel for any matter related to federal taxation. Thus, any and all references to the consequences of these transactions under federal income tax rules that are contained herein are made solely in reliance on the Federal Opinion and no such reference is intended to be, nor should it be interpreted as, an opinion of KPMG on any matter related to federal income tax. All opinions herein are limited solely to those relating to New Jersey Tax and those are made in reliance on the Federal Opinion.

CONSENT

We hereby consent to the filing of this opinion as an exhibit to the Form S-1 Registration Statement of New Investors Bancorp, Inc., to be filed with the Securities Exchange Commission

Board of Directors

Investors Bancorp, MHC

New Jersey Tax Opinion

February 11, 2014

with respect to the Conversion and Offering and as an exhibit to the Letter Application for Conversion of to be filed with the Federal Reserve Bank of New York with respect to the Conversion and Offering. We also consent hereby to the reference to this firm in the prospectus which is part of the Form S-1 Registration Statement to be filed with the Securities Exchange Commission with respect to the Conversion and Offering.

Very truly yours,

KPMG LLP

/s/ Fred James

Fred James, Partner

cc:	Robert Liquerman – KPMG, WNT
Scott Salmon – KPMG, WNT
Tom Jacobsen – KPMG, Short Hills